Exhibit 3.35

CERTIFICATE ACCOMPANYING
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SARASOTA COUNTY ONCOLOGY — PA.

Pursuant to the provisions of Section 621.13(4) of the Professional Service Corporation and Limited Liability Company Act and Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, it is hereby certified that:

FIRST:  The name of the corporation is Sarasota County Oncology — P.A. (the “Corporation”).

SECOND:  The Amended and Restated Articles of Incorporation that this certificate accompanies contain amendments to the Corporation’s articles of incorporation that required shareholder approval.

THIRD:  The Amended and Restated Articles of Incorporation were duly approved and adopted in accordance with Sections 607.1003 and 607.0821 of the Florida Business Corporation Act on February 7, 2006 by joint action by written consent of the board of directors of the Corporation and the holders of the Corporation’s common shares representing the number of votes sufficient to approve the Amended and Restated Articles of Incorporation of the Corporation and the amendments contained therein.  No Other voting group was entitled to vote on the amendments.

FOURTH:  The Amended and Restated Articles of Incorporation amend and restate the Corporation’s Articles of Incorporation in their entirety and shall be the articles of incorporation of the Corporation.

Dated February 2-10, 2006

SARASOTA COUNTY ONCOLOGY — P.A.
a Florida corporation

By:	/s/ Alan H. Porter, M.D.
Name: Alan H. Porter, M.D.
Title: President

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SARASOTA COUNTY ONCOLOGY — PA.

Pursuant to the provisions of Sections 607.1001, 607.1003 and 607.1007 of the Florida Business Corporation Act (the “Act”) and Section 621.13 of the Professional Service Corporation and Limited Liability Company Act, the undersigned corporation, Sarasota County Oncology — PA., approves and adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I.

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is:

Sarasota County Oncology, Inc.

ARTICLE II.

Principal Offices and Mailing Address

The principal office and mailing address of the Corporation is 3663 Bee Ridge Road, Sarasota, Florida, 34233.

ARTICLE III.

Shares

The Corporation shall have authority to issue 10,000 common shares of capital stock with a par value of $1.00 per share.

ARTICLE IV.

Registered Office & Agent

The street address of the registered office of the Corporation is 1201 Hays Street, Tallahassee, Florida 32301-2525, and the name of its registered agent is Corporation Service Company.

ARTICLE V.

Board of Directors

The number of directors of the Corporation shall such number as from time to time fixed by, or in the manner prescribed by, the bylaws of the Corporation.

ARTICLE VI.

Incorporators

The name incorporator of this incorporation is Alan. H. Porter, M.D. and the street address of the incorporator is 3663 Bee Ridge Road, Sarasota, Florida, 34233.

ARTICLE VII.

Indemnification

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages to the Corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act.

The Corporation shall indemnify to the full extent permitted by law any person who is made, or is threatened to be made, a party to any action suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served any other enterprises at the request of the Corporation.  If the Florida Business Corporation Act is amended After the filing of these Amended and Restated Articles of Incorporation of which this Article VII is a part to authorized corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation has caused these Amended and Restated Articles of Incorporation to be executed on this 7th day a February 2006.

SARASOTA COUNTY ONCOLOGY — P.A.
a Florida corporation

By:	/s/ Alan H. Porter, M.D.
Name: Alan H. Porter, M.D.
Title: President

ACCEPTANCE BY REGISTERED AGENT

Having been named as registered agent and to accept service of process for Sarasota County Oncology, Inc., at the place designated as the registered office, I hereby accept the appointment as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the duties and obligations of my position as registered agent.

Dated this 10th day of February, 2006.

CORPORATION SERVICE COMPANY

By:	/s/ Jeanine Reynolds
Name: Jeanine Reynolds
Its: as its agent